Exhibit 99.1

April 23, 2008

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Prepares First Order Of The MultiMedia Gift Card™ for Delivery

Tulsa, Okla.—(BUSINESS WIRE)—April 23, 2008 EnXnet, Inc. (OTCBB: EXNT; German WKN# AOHMDW)—news)— is pleased to announce that they have finally received the content from DMC Athletics & Rehabilitation (DMC) www.dmcrehab.com for the first order of 10,000 MultiMedia Gift Cards™. This will mark the introduction of this product into the open market.

DMC, one of the leaders in the New York City tri-state area for rehab and personal training, will be using this card for special promotions and giveaways through several different medical professionals, major sporting events as well as at high schools, colleges and other sport venues. There will be links to the DMC website, newsletter, TV commercials and a special printable coupon web page. It is the diversity of the gift card that makes all these options possible. DMC has several doctors and venues that have already informed patrons and clientele that the cards will soon be available. The reaction has been overwhelmingly positive.

“To be delivering our first product to the market is a monumental moment for EnXnet,” stated Ryan Corley, CEO of EnXnet, Inc. “We are prepared to begin production and delivery of additional MultiMedia Gift Cards™ to the market. Now that the product is ready, our main focus is to continue to ramp up our delivery capabilities as quickly as possible.”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company’s financial results may be found in the company’s filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
investor@enxnet.com
www.enxnet.com

or

Integrated Capital Partners, Inc
908-204-0004 for Investor Relations
www.stockreportcard.com